Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3, of Primis Financial Corp. of our report dated March 16, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Primis Financial Corp. for the year ended December 31, 2025, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Fort Lauderdale, Florida

July 16, 2026